                                                                   EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

     This Agreement, effective April 1, 1997, is entered into between KRUG LIFE SCIENCES, INC., an Ohio corporation (the "Corporation"), and Joseph P. Kerwin, M.D. ("KERWIN", or the "Employee"), under the following circumstances:

     A. The Corporation desires to secure KERWIN's services over the next two years; and

     B. KERWIN desires the security of an employment agreement and is willing to enter into such an agreement upon the terms and conditions stated herein..

     Now, therefore, in consideration of the respective covenants of the parties contained herein, the parties hereto agree as follows:

     SECTION 1. TERM OF EMPLOYMENT. The Corporation hereby agrees to employ KERWIN, and KERWIN hereby agrees to be employed by the Corporation, for a period of two (2) years beginning April 1, 1997 and expiring on March 31, 1999.

     SECTION 2. POSITION AND DUTIES

     (a) During KERWIN's term of employment hereunder, the Corporation shall employ KERWIN as, and KERWIN shall serve as, the President of the Corporation with his duties, authority and responsibilities to be of the same character and importance as those normally performed and exercised by a corporate president.

     (b) KERWIN shall devote his full-time efforts to the business and affairs of the Corporation and shall perform his duties as President faithfully, diligently, and to the best of his ability. He shall act in conformity with the policies of the Corporation and under and subject to such reasonable directions and instructions as the Board of Directors may issue from time to time.

     SECTION 3. SALARY AND BONUS

     (a) During the term of this Agreement, the Corporation shall pay KERWIN a base salary at a rate of One Hundred and Forty Thousand Dollars ($140,000) per year, payable in approximately equal instalments in accordance with the normal pay schedule for officers of the Corporation.

     (b) In addition to his base salary, KERWIN shall be eligible to receive an incentive

                                                                  [Page 1 of 4]
bonus of up to 12% of his base salary for each fiscal year, based upon annual performance criteria approved by the Board of Directors within sixty (60) days after the beginning of the fiscal year. Any such bonus shall be paid in a lump sum, subject to appropriate tax and other withholdings, and shall be paid within a reasonable time after it is earned and the corporation's financial statements for the fiscal year are published.

     SECTION 4. STOCK OPTION. Subject to the prior approval of the Executive Committee of the Board of Directors of Krug International Corp., the Corporation hereby grants to KERWIN, effective April 1, 1997, an option to purchase 15,000 Common Shares of the Corporation under the 1995 Incentive Stock Option Plan of the Corporation (a copy of which is attached hereto).

     SECTION 5. AUTOMOBILE ALLOWANCE. Upon the execution of this Agreement, KERWIN shall receive a Six Thousand Dollar ($6,000) payment as an automobile allowance.

     SECTION 6. VACATION. KERWIN shall be entitled to fifteen (15) working days of paid vacation per year.

     SECTION 7. OTHER BENEFITS. In addition to the base salary and incentive bonus compensation payable pursuant to Section 3, the Corporation shall also provide to KERWIN, on an equivalent basis, the same fringe benefits (including, but not limited to, health insurance, group life insurance, 401(k) retirement plan, and other similar personal benefits) that are received generally by other employees of the Corporation.

     SECTION 8. EXPENSE REIMBURSEMENT. KERWIN shall be entitled to reimbursement from the Corporation for reasonable "out-of-pocket" expenses incurred with the approval of the Corporation in the performance of his duties hereunder, in accordance with the Corporation's expense reimbursement policy.

     SECTION 9. NON-DISCLOSURE. Without the Corporation's prior express written consent, KERWIN will not, whether during or after expiration of this Agreement, in any manner whatsoever, except as necessary to fulfill any obligation to the Corporation as an employee, (i) furnish, disclose or make accessible to any person or entity, (ii) assist any person or entity in obtaining or learning, or
(iii) use, any confidential or proprietary information which is owned or held by the Corporation in any form.

     After termination of this Agreement, KERWIN shall surrender any such tangible confidential information, including all copies thereof, to the Corporation immediately upon the Corporation's written request. KERWIN shall continue to adhere to all of his obligations hereunder after any such return of any tangible confidential information and shall not thereafter make use of any such confidential information for any purpose until such information ceases to be confidential or becomes part of the public domain through no fault


                                                                  [Page 2 of 4]
of KERWIN.

     SECTION 10. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

     Corporation:

              KRUG International Corp.
              Attention:  Chief Executive Officer
              1290 Hercules Drive, Suite 120
              Houston, TX  77058

     KERWIN:

              Joseph P. Kerwin, M.D.
              1802 Royal Fern Court
              Houston TX 77062

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

     SECTION 11. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

     SECTION 12. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

     SECTION 13. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

     SECTION 14. WAIVER OF CONTRACTUAL RIGHT. The Failure of either party to enforce any prevision of this Agreement shall not be construed asa waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

     IN WITNESS WHEREOF, the undersigned have set their hands hereto effective on


                                                                  [Page 3 of 4]
the date first set forth above.





                                        /s/ Joseph P. Kerwin
                                        ---------------------------------------
                                        JOSEPH P. KERWIN, M.D.


                                        KRUG LIFE SCIENCES, INC.


                                     By:/s/ C. L. Haslam
                                        ---------------------------------------
                                        Charles Linn Haslam, Chairman


                                                                  [Page 4 of 4]